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                                                                (CITIGROUP LOGO)

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
JUNE 2, 2005

     CITIGROUP TO ENTER INTO LONG-TERM RETAIL PARTNER CREDIT CARD AGREEMENT
                        WITH FEDERATED DEPARTMENT STORES

       WILL ALSO ACQUIRE APPROXIMATELY $4.4 BILLION FEDERATED CREDIT CARD
        PORTFOLIO, AND APPROXIMATELY $2.2 BILLION MAY PORTFOLIO FOLLOWING
                               MERGER OF RETAILERS

New York, June 2, 2005 -- Citigroup (NYSE: C) today announced that it has agreed to enter into a long-term agreement with Federated Department Stores, Inc. (NYSE: FD) under which the companies will partner to manage Federated's credit card business, including existing and new accounts.

Under the agreement, Citigroup will acquire Federated's approximately $4.4 billion credit card receivables portfolio in two phases. Citigroup will initially acquire Federated's receivables under management, which totaled approximately $3.2 billion at fiscal year end 2004. Additional Federated receivables, totaling approximately $1.2 billion at fiscal year end 2004, are expected to be transferred to Citigroup in May 2006 from the current provider. In addition, Citigroup is expected to acquire the approximately $2.2 billion credit card receivables portfolio of The May Department Stores Company (NYSE:
MAY) within one year following the successful completion of its merger with Federated, expected in the third quarter of 2005.

Citigroup will pay a premium of approximately 11.5% to acquire each of the portfolios. The multi-year agreement also provides Federated the ability to participate in the ongoing success of the portfolio based on credit sales and certain other performance metrics of the portfolio after the receivable sale is completed.

This new relationship builds on Citigroup's proven success in enhancing its distribution channels by forging alliances with industry-leading partners. The Federated and May credit card portfolios comprise a total of approximately 17 million active accounts.

The transaction is expected to be accretive to Citigroup earnings in the first year. It is expected to close in the third quarter, subject to applicable regulatory approvals.

Marge Magner, Chairman and Chief Executive Officer of Citigroup's Global
Consumer Group, said: "With nearly 140 million accounts worldwide, Citigroup is a global leader in credit cards. This relationship is part of our continuing effort to leverage our core strengths in partner alliances in the credit card market. We look forward to applying our innovative, world-class capabilities to help assure the ongoing success of the Federated and May retail partner programs and drive sustainable growth within our business."
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"Federated and May credit card customers will be prime beneficiaries of this new partnership," added Steven J. Freiberg, Chairman and Chief Executive Officer, Citi Cards NA. "As the global leader in credit cards, Citigroup brings comprehensive, innovative and proven capabilities in a broad spectrum of the cards industry and by joining these with the expertise of Federated and May, we look forward to further enhancing the growth and performance of their credit card program and increasing its appeal to new and existing customers. Federated and May are recognized leaders in the department store sector and we look forward to working with its management to expand the success of their overall franchise."

"We are excited to be joining forces with a world leader in the credit card business through this new alliance," said Terry J. Lundgren, Federated's Chairman, President and Chief Executive Officer. "We are exceptionally proud of the credit operation at Federated's Financial, Administrative and Credit Services division, and pleased with the value that has been created in this business as a result of those efforts. We now look forward to working together with Citigroup to continue to enhance our relationships with our very best customers, while also building on our success in the credit business by capitalizing on Citigroup's great expertise and commitment to the credit business."

The companies noted that Federated and May credit card customers will continue to be serviced through Federated's service centers located in Mason, Ohio, Clearwater, Florida and Tempe, Arizona, and May's service centers in Lorain, Ohio and Earth City, Missouri.

Federated currently operates more than 450 stores under the names of Macy's and Bloomingdale's. May currently operates approximately 490 department stores under the names of Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. It also operates 241 David's Bridal stores, 450 After Hours Formalwear stores, and 11 Priscilla of Boston stores. The companies combined revenues for the year ended January 29, 2005 were approximately $30 billion.

                                      # # #

Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Media:                         Steve Silverman      212-793-0321
                               Liz Fogarty          212-559-0486

Investors Relations:           Art Tildesley        212-559-2718

Fixed Income Investors:        John Randel          212-559-5091